Exhibit 2.2
AMENDMENT
to
AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
(DESERT SUNLIGHT, NOKOTA, AND JAVELINA PROJECTS ANNEX)

This AMENDMENT to AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, dated as of October 25, 2017 (the “Amendment”), is made and entered into by and among ESI ENERGY, LLC, a Delaware limited liability company (“ESI”), NEP US SELLCO, LLC, a Delaware limited liability company (“Sellco” or “Seller” and, solely for the purposes of Articles IV, IX, X and XII of the Agreement, the term “Seller” shall also include ESI), and NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”) (ESI, Sellco and Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms not otherwise defined herein shall have the same meanings when used herein as in the Agreement.
WHEREAS, ESI, Sellco and Purchaser are parties to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as heretofore amended, amended and restated, supplemented and modified, the “Agreement”);
WHEREAS, Section 12.8(b) of the Agreement provides that the Parties may amend the Agreement to include an additional Acquired Companies Annex by execution of an amendment to the Agreement that includes as an attachment the form of the Acquired Companies Annex; and
WHEREAS, the Parties desire to amend the Agreement to include as an additional Acquired Companies Annex the Acquired Companies Annex for the D8 Acquired Companies (as defined in Attachment 1 hereto) in the form of Attachment 1 hereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, and agree that the Agreement shall be amended, as follows:
1.    Amendments to Include an Additional Acquired Companies Annex. The Agreement is hereby amended to include as an additional Acquired Companies Annex the Acquired Companies Annex for the D8 Acquired Companies in the form of Attachment 1 hereto (the “Additional Acquired Companies Annex”), which Additional Acquired Companies Annex shall now constitute, and hereafter constitute, a part of the Agreement and be incorporated in the Agreement for all purposes. It is hereby acknowledged and agreed among the Parties that this Amendment and the Additional Acquired Companies Annex do not modify or amend the Acquired Companies Annex for the Desert Sunlight Acquired Companies, dated September 8, 2016. All references in the Agreement to “Acquired Companies Annexes” or an “Acquired Companies Annex” shall hereafter include a reference to the Additional Acquired Companies Annex and all references to “Acquired Companies” in the Agreement shall hereafter include a reference to the Acquired Companies described in such Additional Acquired Companies Annex. The amount of the Base Purchase Price for the Acquired Companies Acquisition described in the Additional Acquired Companies Annex is eight hundred twelve million Dollars ($812,000,000).
2.    Disclaimer. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. All other terms and conditions of the Agreement remain in full force and effect. Any reference to the Agreement set forth in any document delivered in connection with the Agreement shall be deemed to include a reference to the Agreement as amended by this Amendment, whether or not so stated in such document. Except as specifically set forth in this Amendment, nothing in this Amendment and no action taken by the parties hereto shall be deemed or construed to in any manner enlarge, diminish or otherwise affect in any way the rights, remedies or defenses of the parties to the Agreement, at law, in equity or otherwise or related issues.
3.    Authorization and Enforceability. Each Party hereby represents and warrants that it is authorized to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of each such Party, enforceable in accordance with its terms.
4.    Governing Law. This Amendment, and all Disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the internal substantive Laws of the State of New York without giving effect to any conflict or choice of law provision. Each Party hereby agrees that this Amendment involves at least $1,000,000 and that this Amendment has been entered into in express reliance on Section 5-1401 of the New York General Obligations Law.
5.    Assignment; Binding Effect. Neither this Amendment nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. This Amendment is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
6.    Modification. This Amendment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
7.    Section Headings. Headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.    Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or portable document format (.pdf) copies hereof or signature hereon shall, for all purposes, be deemed originals.[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

ESI

ESI ENERGY, LLC

By:	ARMANDO PIMENTEL, JR.
Name: Armando Pimentel, Jr.
Title: President

SELLCO

NEP US SELLCO, LLC

By:	ARMANDO PIMENTEL, JR.
Name: Armando Pimentel, Jr.
Title: President

PURCHASER

NEXTERA ENERGY PARTNERS
ACQUISITIONS, LLC

By:	MARK E. HICKSON
Name: Mark E. Hickson
Title: Vice President

Signature Page to Amendment to Amended and Restated Purchase and Sale Agreement

ATTACHMENT 1

ADDITIONAL ACQUIRED COMPANIES ANNEX
[The Additional Acquired Companies Annex follows this cover page]

ACQUIRED COMPANIES ANNEX

for the

D8 ACQUIRED COMPANIES

to

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

by and among

NEP US SELLCO, LLC,
as Seller,
ESI ENERGY, LLC,
for the limited purposes herein provided, jointly with NEP US SellCo, LLC, as Seller, and

NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC

as Purchaser

dated as of October 25, 2017

This Acquired Companies Annex is an attachment to and intended to be a part of the Amended and Restated Purchase and Sale Agreement described above. Capitalized terms used in this Acquired Companies Annex and not defined herein shall have the same meanings when used in this Acquired Companies Annex as in the Amended and Restated Purchase and Sale Agreement described above (excluding any other Acquired Companies Annex thereto).

PART I: PROJECT SPECIFIC DEFINITIONS

Certain Definitions. As used herein:
“A&R Desert Sunlight Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Desert Sunlight Company to be entered into by and between ESI and Purchaser, in the form attached hereto as Exhibit A.
“Acquired Companies” means the Desert Sunlight Acquired Companies, the Nokota Acquired Companies, and the Javelina Acquired Companies, individually or collectively as the context requires.
“Acquired Companies Annex” means this Acquired Companies Annex, including all of the Schedules attached hereto.
“Actual Working Capital” shall be an amount equal to the actual working capital of the Acquired Companies as set forth in cell “C11” in the Purchase Price Calculation tab of the Portfolio Project Model after the Project Models have been re-run following the input of changes in the Working Capital Inputs made by the representatives of the Parties pursuant to subparagraph 3(f) of Part III of this Acquired Companies Annex.
“Additional Completion Payments” has the meaning set forth in subparagraph 3(g) of Part III of this Acquired Companies Annex.
“Agreement” has the meaning given to it in the recitals to the Amendment.
“Allocation” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Amendment” has the meaning given to it in the introductory paragraph of the Amendment to Amended and Restated Purchase and Sale Agreement (Desert Sunlight, Nokota, and Javelina Projects Annex), dated as of October 25, 2017, to which this Acquired Companies Annex is attached.
“Balance Sheet Date” as used in Section 5.19 of the Agreement in respect of the transactions contemplated by this Acquired Companies Annex, means September 30, 2017.
“Base Purchase Price” means an amount equal to eight hundred twelve million Dollars ($812,000,000). The Base Purchase Price is set forth in the Portfolio Project Model as of the Closing Date at cell “C7” in the worksheet labeled “Purchase Price Calculation.”
“Brady I Project Company” is Brady Wind, LLC, a Delaware limited liability company.
“Brady I Project Site” means the portions of the Property on which the Brady I Wind Facility is located.
“Brady I Wind Facility” means the wind power electric generating facility (including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith), for an estimated total of approximately 149.7 megawatts nameplate capacity, that are included in the Brady I Wind Project.
“Brady I Wind Project” means the approximately 149.7 megawatt wind power electric generating facility located in Stark County in North Dakota, including any ongoing development and construction with respect thereto.
“Brady II Project Company” is Brady Wind II, LLC, a Delaware limited liability company.
“Brady II Project Site” means the portions of the Property on which the Brady II Wind Facility is located.
“Brady II Wind Facility” means the wind power electric generating facility (including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith), for an estimated total of approximately 149 megawatts nameplate capacity, that are included in the Brady II Wind Project.
“Brady II Wind Project” means the approximately 149 megawatt wind power electric generating facility located in Hettinger County in North Dakota, including any ongoing development and construction with respect thereto.
“Brady Interconnection” is Brady Interconnection, LLC, a Delaware limited liability company.
“Cash Grant” means the cash grant in lieu of the investment tax credit under Section 48 of the Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009, for which the Desert Sunlight Project Companies and Desert Sunlight Holdings have filed multiple applications.
“Cash Grant Losses” means any losses, damages, costs, expenses or liabilities incurred by the Desert Sunlight Company as a result of the Cash Grant Proceedings.
“Cash Grant Proceedings” means the exercise of remedies available to the Desert Sunlight Project Companies and Desert Sunlight Holdings to recover the Cash Grant Shortfall, including pursuing ongoing negotiations with the United States Treasury and commencing and pursuing a cause or causes of action in any appropriate judicial or administrative venue, in each case with respect to the efforts by the Desert Sunlight Project Companies and Desert Sunlight Holdings to recover the Cash Grant Shortfall.
“Cash Grant Shortfall” means the difference between the approximately $569,943,470 (after applying sequestration at an assumed rate of 7.3%) aggregate amount of the Cash Grant applications by the Desert Sunlight Project Companies and Desert Sunlight Holdings and the aggregate amount of $514,954,294 of Cash Grant payments paid to date by the United States Treasury to the Desert Sunlight Project Companies and Desert Sunlight Holdings.

“Closing Purchase Price” means the Base Purchase Price as adjusted pursuant to subparagraph 3(a) of Part III of this Acquired Companies Annex on the Closing Date. The Closing Purchase Price will be set forth in the Portfolio Project Model as of the Closing Date at cell “C9” in the worksheet labeled “Purchase Price Calculation”.
“Completion Amount” means the aggregate of (i) with respect to each Nokota Project Company, the amount of funds deposited with such Nokota Project Company by Seller prior to Closing and held by such Nokota Project Company to be used to fund applicable Completion Costs remaining to be paid after Closing, the estimated amount of which is $1,003,392 for the Nokota Project Companies and which will be set forth in the Portfolio Project Model as of the Closing Date at cell “E7” in the worksheet labeled “Completion Inputs”, and (ii) with respect to the Javelina Project Company, the amount of funds deposited with the Javelina Project Company by Seller prior to Closing and held by such Javelina Project Company to be used to fund applicable Completion Costs remaining to be paid after Closing, the estimated amount of which is $1,000,000 for the Javelina Project Company and which will be set forth in the Portfolio Project Model as of the Closing Date at cell “F7” in the worksheet labeled “Completion Inputs”
“Completion Costs” means the aggregate sum of (i) all Project Costs required to be paid by the Nokota Project Companies and the Javelina Project Company, plus (ii) all other costs and expenses required to be paid by the Nokota Project Companies and the Javelina Project Company or any other Nokota Acquired Company or Javelina Acquired Company in connection with the achievement of all of the other Completion Requirements.
“Completion Payment Surplus” has the meaning given to it in subparagraph 3(g) of Part III of this Acquired Companies Annex.
“Completion Requirements” means (i) the achievement of Final Completion and (ii) the performance of any other work that Seller determines in its reasonable discretion is required to complete the applicable Project (including, with respect to the Javelina Wind Project, the installation of any harmonic filters, and with respect to the Nokota Wind Project, the installation of the aircraft lighting and detection system).
“Completion Requirements Achievement Date” means the date on which Seller gives Purchaser written notice certifying that (i) Final Completion has occurred and all of the other Completion Requirements have been completed in all material respects with respect to the Nokota Project Companies and the Javelina Project Company and (ii) all Completion Costs have been paid in full with respect to the Nokota Project Companies and the Javelina Project Company.
“Completion True-Up Payment” has the meaning given to it in subparagraph 3(g) of Part III of this Acquired Companies Annex.
“Construction Documents” means (i) with respect to the Brady I Wind Project, the Engineering, Procurement and Construction Agreement, dated as of December 11, 2015, between Brady Wind, LLC and Blattner Energy, Inc., as supplemented by scope change orders, (ii) with respect to the Brady II Wind Project, the Engineering, Procurement and Construction Agreement, dated as of February 15, 2016, between Brady Wind II, LLC and Blattner Energy,

Inc., as supplemented by scope change orders, and (iii) with respect to the Javelina Wind Project, the Engineering, Procurement and Construction Agreement, dated April 21, 2015, between Javelina Wind Energy, LLC and Blattner Energy, Inc., as supplemented by scope change orders.
“D8 Acquired Companies” means the Acquired Companies as defined in this Acquired Companies Annex.
“Deductible Amount” means one percent (1%) of the Base Purchase Price.
“Desert Sunlight Acquired Companies” means the Desert Sunlight Company, Desert Sunlight Investment Holdings, Desert Sunlight Holdings, the Desert Sunlight Project Companies and Desert Sunlight Funding Trust II, individually or collectively as the context requires.
“Desert Sunlight Company” is NextEra Desert Sunlight Holdings, LLC, a Delaware limited liability company.
“Desert Sunlight Company Consents” means the Consents set forth in Desert Sunlight Schedule 5.3 to this Acquired Companies Annex.
“Desert Sunlight Completion Costs” means the aggregate sum of (i) all Desert Sunlight Project Costs required to be paid by the Desert Sunlight Project Companies, plus (ii) all other costs and expenses required to be paid by the Desert Sunlight Project Companies or any other Desert Sunlight Acquired Company in connection with the achievement of all of the other Desert Sunlight Completion Requirements.
“Desert Sunlight Completion Requirements” means (i) the achievement of Desert Sunlight Final Completion and (ii) the performance of any other work that Seller determines in its reasonable discretion is required to complete the Desert Sunlight Projects.
“Desert Sunlight EPC” means, (i) with respect to the Desert Sunlight 250 Project Company, the Engineering, Procurement and Construction Agreement, dated as of September 29, 2011, by and between Desert Sunlight 250, LLC and First Solar Electric (California), Inc. and (ii) with respect to the Desert Sunlight 300 Project Company, the Engineering, Procurement and Construction Agreement, dated as of September 29, 2011, by and between Desert Sunlight 300, LLC and First Solar Electric (California), Inc.
“Desert Sunlight Excluded Items” means the items of Property or personal property described on Desert Sunlight Schedule 7.12 to this Acquired Companies Annex.
“Desert Sunlight Existing Phase I Report” means the Phase I Environmental Site Assessment for the Project, dated as of September, 2016, prepared by AECOM.
“Desert Sunlight Facilities” means the Desert Sunlight 250 Facility and the Desert Sunlight 300 Facility.

“Desert Sunlight Final Completion” means, with respect to each Desert Sunlight Project Company, “Final Completion” by the contractor as defined in the applicable Desert Sunlight EPC.
“Desert Sunlight Holdings” is Desert Sunlight Holdings, LLC, a Delaware limited liability company.
“Desert Sunlight Interconnection Agreement” means the Standard Large Generator Interconnection Agreement, dated August 4, 2010, among Desert Sunlight Holdings, LLC, Southern California Edison Company and California Independent System Operator Corporation, as (i) assigned by the Assignment Agreement, dated July 21, 2011, by and among Desert Sunlight 300, LLC, Desert Sunlight 250, LLC and Desert Sunlight Holdings, LLC and (ii) amended by the First Amendment to the Standard Large Generator Interconnection Agreement, dated August 19, 2011, by and among Desert Sunlight 300, LLC, Desert Sunlight 250, LLC, Desert Sunlight Holdings, LLC, Southern California Edison Company and California Independent System Operator Corporation, as the same has been and may be hereafter amended, amended and restated, supplemented or otherwise modified.
“Desert Sunlight Investment Holdings” is Desert Sunlight Investment Holdings, LLC, a Delaware limited liability company.
“Desert Sunlight Project Companies” means the Desert Sunlight 250 Project Company and the Desert Sunlight 300 Project Company, collectively and “Desert Sunlight Project Company” refers to each of them separately.
“Desert Sunlight Project Costs” means the actual costs and expenses to achieve Desert Sunlight Final Completion.
“Desert Sunlight Title Policy” means, collectively, (i) Owner’s Title Insurance Policy No.: 483204-250, Desert Sunlight 250, LLC, as insured, in the coverage amount of $702,000,000.00, (ii) Owner’s Title Insurance Policy No.: 483204-300, Desert Sunlight 300, LLC, as insured, in the coverage amount of $858,000,000.00, (iii) Loan Policy of Title Insurance No. 23062182-250-AL, Deutsche Bank Trust Company Americas, as insured, in the coverage amount of $327,762,395.62, (iv) Loan Policy of Title Insurance No. 23062182-GT1-AL, Deutsche Bank Trust Company Americas, as insured, in the coverage amount of $327,762,395.62, (v) Loan Policy of Title Insurance No. 23062183-300-AL, Deutsche Bank Trust Company Americas, as insured, in the coverage amount of $392,959,473.76, and (vi) Loan Policy of Title Insurance No. 23062183-GT2-AL, Deutsche Bank Trust Company Americas, as insured, in the coverage amount of $392,959,473.76, in the case of (i) and (ii) above as issued by the Title Company and in the case of (iv) through (vi) above as issued by Fidelity National Title Insurance Company.
“Desert Sunlight 250 Facility” means the solar photovoltaic electric generating facility (including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith) and the Gen-Tie Line, for an estimated total of 250 megawatts AC net capacity, that are included in the Desert Sunlight 250 Project.

“Desert Sunlight 250 Project” means the approximately 250 megawatt solar photovoltaic electric generating facility located in Riverside County, CA, including any ongoing development and construction with respect thereto.
“Desert Sunlight 250 Project Company” is Desert Sunlight 250, LLC, a Delaware limited liability company.
“Desert Sunlight 300 Facility” means the solar photovoltaic electric generating facility (including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith) and the Gen-Tie Line, for an estimated total of 300 megawatts AC net capacity, that are included in the Desert Sunlight 300 Project.
“Desert Sunlight 300 Project” means the approximately 300 megawatt solar photovoltaic electric generating facility located in Riverside County, CA, including any ongoing development and construction with respect thereto.
“Desert Sunlight 300 Project Company” is Desert Sunlight 300, LLC, a Delaware limited liability company.
“Desert Sunlight 300 Project Site” means the portions of the Property on which the Desert Sunlight 300 Facility is located.
“Effective Date” means the date of the Amendment.
“Estimated Working Capital” shall be an amount equal to the estimated working capital of the Acquired Companies as set forth in cell “C8” in the Purchase Price Calculation tab of the Portfolio Project Model as of the Closing Date.
“Existing Phase I Report” means any of the (i) the Desert Sunlight Existing Phase I Report, (ii) the Nokota Existing Phase I Report, and (iii) the Javelina Existing Phase I Report, as the context requires.
“FERC 203 Approval” means the order pursuant to section 203 of the FPA in which FERC has granted authorization to the transaction described in the section 203 application submitted in FERC Docket No. EC17-191-000, and which order is consistent in all material respects with the Amended and Restated Purchase and Sale Agreement.
“Final Completion” means “Final Completion” by the contractor as defined in the applicable Construction Document.
“Gen-Tie Line” means, with respect to the Desert Sunlight Facilities the Interconnection Customer’s Interconnection Facilities, as defined in the Desert Sunlight Interconnection Agreement.
“Identified Environmental Losses” means any losses, damages or liabilities incurred by the Acquired Companies as a result of (i) environmental conditions identified in a Phase I Report that are not identified in the corresponding Existing Phase I Report, or (ii) environmental conditions identified in a Phase I Report that are identified in the corresponding Existing Phase I Report, which environmental conditions have changed such that additional losses, damages or liabilities are to be incurred by the Acquired Companies.
“Interests” has the meaning given to it in paragraph 1 of Part II of this Acquired Companies Annex.
“Javelina Acquired Companies” means the Javelina Company, Javelina Holdings, the Javelina Project Company and Javelina Interconnection, individually or collectively as the context requires.
“Javelina Company” is Javelina Wind Funding, LLC, a Delaware limited liability company.
“Javelina Company Consents” means the Consents set forth in Javelina Schedule 5.3 to this Acquired Companies Annex.
“Javelina Excluded Items” means the items of Property or personal property described on Javelina Schedule 7.12 to this Acquired Companies Annex.
“Javelina Existing Phase I Report” means the Phase I Environmental Site Assessment for the Javelina Wind Project, dated as of December 29, 2015, prepared by AECOM.
“Javelina Facility” means the wind power electric generating facility (including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith), for an estimated total of approximately 249.7 megawatts nameplate capacity, that are included in the Javelina Wind Project.
“Javelina Holdings” means Javelina Wind Energy Holdings, LLC, a Delaware limited liability company.
“Javelina Interconnection” means Javelina Interconnection, LLC, a Delaware limited liability company.
“Javelina Interconnection Agreement” means the ERCOT Standard Generation Interconnection Agreement, dated as of December 30, 2015, by and among Electric Transmission Texas, LLC, Javelina Interconnection, LLC, Javelina Wind Energy, LLC, and Albercas Wind Energy II, LLC, as the same has been and may be hereafter amended, amended and restated, supplemented or otherwise modified.
“Javelina Project Company” means Javelina Wind Energy, LLC, a Delaware limited liability company.
“Javelina Project Site” means the portions of the Property on which the Javelina Facility is located.

“Javelina Title Policy” means, the Owner’s Policy of Title Insurance, dated May 20, 2016, for the Javelina Wind Project as issued by the Title Company.
“Javelina Wind Project” means the approximately 249.7 megawatt wind power electric generating facility located in Webb and Duval Counties, Texas, including any ongoing development and construction with respect thereto.
“Knowledge” means, when used in a particular representation in the Agreement with respect to Seller and relating to the transactions contemplated by this Acquired Companies Annex  and (1) the Desert Sunlight Acquired Companies, the actual knowledge of the individuals listed on Desert Sunlight Schedule K to this Acquired Companies Annex, (2) the Nokota Acquired Companies, the actual knowledge of the individuals listed on Nokota Schedule K to this Acquired Companies Annex, or (3) the Javelina Acquired Companies, the actual knowledge of the individuals listed on Javelina Schedule K to this Acquired Companies Annex, in each case after reasonable inquiry.
“Maximum Indemnification Amount” means fifteen percent (15%) of the Base Purchase Price.
“Network Upgrades”, with respect to each Nokota Project Company, means certain “Network Upgrades” described in Appendix A to the applicable Nokota Interconnection Agreement that Seller expects will be required to be paid for by the applicable Nokota Project Company following the Closing Date.
“Network Upgrades Deposit” means, with respect to each Nokota Project Company, the amount deposited by or on behalf of Seller with such Nokota Project Company prior to Closing that is the amount currently anticipated by Seller to be required to fund the actual costs and expenses of the Network Upgrades that are over and above an aggregate threshold amount of fifteen million two hundred sixteen thousand thirty-three dollars ($15,216,033) that Seller expects will be required to be paid for by such Nokota Project Company following the Closing Date pursuant to the applicable Nokota Interconnection Agreement, the estimated amount of which is five million five hundred thousand dollars ($5,500,000) for the Nokota Project Companies.
“Network Upgrades True-Up Payment”, which will be set forth in cell “C13” in the worksheet labeled “Purchase Price Calculation” in the Project Model applicable to the Nokota Acquired Companies, means either:
(i)    if the sum of the Network Upgrades Deposits made with each Nokota Project Company exceeds the amount required to fund the actual costs and expenses necessary to complete the Network Upgrades that are over and above an aggregate threshold amount of fifteen million two hundred sixteen thousand thirty-three dollars ($15,216,033) at both Nokota Project Companies, in the aggregate, the aggregate amount of any such excess (the “Surplus Amount”); or
(ii)    if the Network Upgrades Deposit is insufficient to fund the aggregate actual costs and expenses necessary to complete the Network Upgrades that are over and above an aggregate threshold amount of fifteen million two hundred sixteen thousand thirty-three dollars ($15,216,033) at both Nokota Project Companies, in the aggregate, the aggregate amount of any such shortfall (the “Deficit Amount”).
If the sum of the Network Upgrades Deposits made with each Nokota Project Company is an amount determined under subparagraph (i), then the Surplus Amount shall be paid by Purchaser to Seller on the Network Upgrades True-Up Payment Date. If the Network Upgrades True-Up Payment is an amount determined under subparagraph (ii), then the Deficit Amount shall be paid by Seller to Purchaser on the Network Upgrades True-Up Payment Date.
“Network Upgrades True-Up Payment Date” means the Business Day that is five (5) Business Days following the date on which Seller notifies Purchaser of the amount of the Network Upgrades True-Up Payment pursuant to subparagraph 3(h) of Part III of this Acquired Companies Annex.
“Neutral Auditor” means Duff & Phelps Corporation or, if Duff & Phelps Corporation is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.
“Nokota Acquired Companies” means the Nokota Company, Nokota Wind, the Nokota Project Companies and Brady Interconnection, individually or collectively as the context requires.
“Nokota Company” is Nokota Wind Holdings, LLC, a Delaware limited liability company.
“Nokota Company Consents” means the Consents set forth in Nokota Schedule 5.3 to this Acquired Companies Annex.
“Nokota Excluded Items” means the items of Property or personal property described on Nokota Schedule 7.12 to this Acquired Companies Annex.
“Nokota Existing Phase I Report” means, (i) with respect to the Brady I Wind Project, the Phase I Environmental Site Assessment, dated as of October 2016, prepared by Tetra Tech, Inc and (ii) with respect to the Brady II Wind Project, the Phase I Environmental Site Assessment, dated as of October 2016, prepared by Tetra Tech, Inc.
“Nokota Facilities” means the Brady I Wind Facility and the Brady II Wind Facility.
“Nokota Interconnection Agreement” means each of (i) the Large Generator Interconnection Agreement, dated as of September 29, 2016, by and between Brady Wind, LLC and Western Area Power Administration, and (ii) the Interim Generator Interconnection Agreement, dated as of December 5, 2016, among Brady Wind II, LLC, Southwest Power Pool, Inc., and Basin Electric Power Cooperative, as each of them has been and may be hereafter amended, amended and restated, supplemented or otherwise modified.

“Nokota Project Companies” means the Brady I Project Company and the Brady II Project Company, collectively and “Nokota Project Company” refers to each of them separately.
“Nokota Title Policy” means, collectively, both of the separate Owner’s Policy of Title Insurance, dated December 12, 2016, for the Brady I Wind Project and dated December 29, 2016, for the Brady II Wind Project, each as issued by the Title Company.
“Nokota Wind” means Nokota Wind, LLC, a Delaware limited liability company.
“Outside Date” means the date that is 60 days after October 25, 2017.
“Phase I Reports” has the meaning set forth in subparagraph 3(c) of Part V of this Acquired Companies Annex.
“Portfolio Project Model” means the financial model for the D8 Acquired Companies that consolidates the Project Models into one set of outputs for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Post-Closing Working Capital Adjustment Payment” shall be an amount equal to (i) the Actual Working Capital minus (ii) the Estimated Working Capital.
“Projects” means the Desert Sunlight 250 Project, the Desert Sunlight 300 Project, the Brady I Wind Project, the Brady II Wind Project, and the Javelina Wind Project.
“Project Costs” means the actual costs and expenses to achieve Final Completion.
“Project Models” means, collectively, the financial models for the Desert Sunlight Acquired Companies, the Nokota Acquired Companies, and the Javelina Acquired Companies that have been agreed to by the Parties as of the Effective Date as the model to be used for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Project Sites” means the Desert Sunlight 250 Project Site, the Desert Sunlight 300 Project Site, the Brady I Project Site, the Brady II Project Site, and the Javelina Project Site.
“Purchase Price” has the meaning given to it in paragraph 1 of Part III of this Acquired Companies Annex.
“Purchase Price Allocation Schedule” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Purchaser Consents” means the Consents set forth under the heading “Purchaser Consents” in Desert Sunlight Schedule 7.1, Nokota Schedule 7.1, and Javelina Schedule 7.1 to this Acquired Companies Annex.

“SCE Consent” means the Consent to Assignment of Membership Interest, entered into on or about the date hereof, by and among Southern California Edison Company, Desert Sunlight 250, LLC, NextEra Energy Partners Acquisitions, LLC, and ESI Energy, LLC
“Schedules” means the disclosure schedules attached to this Acquired Companies Annex.
“Seller Consents” means the Consents set forth under the heading “Seller Consents” in Desert Sunlight Schedule 7.1, Nokota Schedule 7.1, and Javelina Schedule 7.1 to this Acquired Companies Annex.
“Title Company” means (i) First American Title Insurance Company for the Desert Sunlight 250 Project and the Desert Sunlight 300 Project, (ii) Old Republic National Title Insurance Company for the Brady I Wind Project and the Brady II Wind Project, or (iii) Fidelity National Title Insurance Company for the Javelina Wind Project, as applicable.
“Working Capital Inputs” means the inputs in cells “E7” through “G11” in the worksheet labeled “Working Capital Inputs” in the Portfolio Project Model. For the avoidance of doubt, the values included in the Working Capital Inputs shall not include any amounts for or relating to the Completion Amount or the Network Upgrades Deposit or any amounts for liabilities that are included among the Completion Costs or the Network Upgrades.

PART II: ACQUIRED INTERESTS AND OWNERSHIP STRUCTURE

1.
The “Interests” to be acquired are (i) fifty-one and eight tenths percent (51.8%) of the membership interests of the Desert Sunlight Company, (ii) one hundred percent (100%) of the membership interests of the Nokota Company, and (iii) one hundred percent (100%) of the membership interests of the Javelina Company (each of the foregoing, individually, an “Interest”). The Seller is the sole member of the Nokota Company and of the Javelina Company. The Seller and ESI are the sole members of the Desert Sunlight Company.

2.
The Desert Sunlight Company is the sole Class A member of Desert Sunlight Investment Holdings. The Class B members of Desert Sunlight Investment Holdings are described on Desert Sunlight Schedule 5.2. Desert Sunlight Investment Holdings is the sole member of Desert Sunlight Holdings. Desert Sunlight Holdings is the sole member of each of the Desert Sunlight Project Companies and is the beneficial owner of the Desert Sunlight Funding Trust II.

3.
The Nokota Company is the sole Class A member of Nokota Wind. The Class B members of Nokota Wind are described on Nokota Schedule 5.2. Nokota Wind owns all of the membership interests of, and is the sole member of, each of the Nokota Project Companies. Brady I Project Company owns fifty percent (50.0%) of the membership interests of Brady Interconnection and Brady II Project Company owns fifty percent (50.0%) of the membership interests of Brady Interconnection.

4.
The Javelina Company owns all of the Class A membership interests of Javelina Holdings. The Class B members of Javelina Holdings are described on Javelina Schedule 5.2. Javelina Holdings owns all of the membership interests of the Javelina Project Company. The Javelina Project Company owns fifty-five percent (55.0%) of the membership interests of Javelina Interconnection.

PART III: TRANSACTION TERMS AND CONDITIONS

1.
Transaction; Purchase Price. At Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in, to and under, the Interests. The aggregate consideration to be paid for the purchase of the Interests to which this Acquired Companies Annex applies shall consist of the payment of (such amount, collectively, the “Purchase Price”):

(a)	an amount equal to the Closing Purchase Price shall be paid by Purchaser to Seller on the Closing Date as provided in subparagraph 3(a) of this Part III, plus

(b)	the Post-Closing Working Capital Adjustment Payment, which shall be paid to the appropriate Party as provided in subparagraph 3(f) of this Part III (whether positive or negative), plus

(c)	the Completion True-Up Payment as provided in subparagraph 3(g) of this Part III (whether positive or negative), plus

(d)	the Network Upgrades True-Up Payment as provided in subparagraph 3(h) of this Part III (whether positive or negative).

2.
Manner and Forms of Payment of Purchase Price. The Closing Purchase Price shall be paid in cash on the Closing Date by wire transfer of immediately available U.S. funds to such account or accounts as Seller may specify in a written notice given to Purchaser on or prior to the Closing Date. All payments made following the Closing Date of any amounts due to Seller as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to one of the accounts previously specified by Seller and selected by Purchaser unless one of such accounts or another account is specified by Seller in a written notice given to Purchaser (not less than two (2) Business Days prior to the date on which any such payment is due to be made). All payments made following the Closing Date of any amounts due to Purchaser as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to such account or accounts as Purchaser may specify in a written notice given to Seller (not less than two (2) Business Days prior to the date on which any such payment is due to be made).

3.
Purchase Price Calculation and Adjustments. The Base Purchase Price, the Closing Purchase Price and the Purchase Price with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies shall be determined as follows:

(a)
The Portfolio Project Model sets forth the Base Purchase Price as of the Closing Date that has been agreed to by Seller and Purchaser. The Base Purchase Price shall be adjusted by the Estimated Working Capital (positive or negative). Such Base Purchase Price, as adjusted, shall be the Closing Purchase Price.

(b)
Within sixty (60) days after the Closing Date, Seller will prepare (at Seller’s expense) and deliver to Purchaser a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Seller to calculate the Actual Working Capital, together with a reasonably detailed explanation of, and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information Purchaser objects in writing to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the dispute resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Purchaser, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Purchaser does not object in writing to Seller, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date.

(c)
If the list of the Working Capital Inputs as of the Closing Date is not prepared and delivered by Seller within the sixty (60) day period set forth in subparagraph 3(b) above, Purchaser shall be entitled (but not obligated) during the fifteen (15) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Purchaser’s expense) and deliver to Seller a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Purchaser to calculate the Actual Working Capital, together with a reasonably detailed explanation and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information, Seller objects in writing to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the objection and resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Seller, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Seller does not object in writing to Purchaser, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Purchaser shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date.

(d)
If neither Purchaser nor Seller prepare and timely deliver a list of the Working Capital Inputs as of the Closing Date in accordance with subparagraph 3(b) or subparagraph 3(c), above, no adjustments to the Portfolio Project Model will be made pursuant to subparagraph 3(f) below and the Closing Purchase Price shall be the Purchase Price, subject to any adjustment to the Portfolio Project Model arising from changes to the Purchase Price resulting from any Completion True-Up Payment made pursuant to subparagraph 3(g) below or resulting from changes to the Purchase Price resulting from any Network Upgrades True-Up Payment made pursuant to subparagraph 3(h) below.

(e)
If Purchaser timely objects to Seller’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(b) or if Seller timely objects to Purchaser’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(c), then Seller and Purchaser shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a ten (10) day period commencing on delivery of written notice of objection pursuant to subparagraph 3(b) or subparagraph 3(c), as the case may be. Should such negotiations not result in an agreement as to the Working Capital Inputs as of the Closing Date within such ten (10) day period (or such longer period as Seller and Purchaser may mutually agree in writing), then either Party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Seller and Purchaser, and their respective representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and determine the Working Capital Inputs as of the Closing Date. The Parties hereby agree that the Neutral Auditor shall only decide the values ascribed to the specific disputed items, and the Neutral Auditor’s decision with respect to such disputed items must be within the range of values assigned to each such item in the applicable proposed list of the Working Capital Inputs as of the Closing Date delivered by Seller or Purchaser, as the case may be, and the notice of objection, respectively. The Neutral Auditor shall be directed to determine such values (in accordance with the immediately preceding sentence) within thirty (30) days after being retained as provided in this subparagraph 3(e). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Seller and Purchaser. The Neutral Auditor shall be directed to resolve the disputed items and deliver to Seller and Purchaser a written determination of the amounts for such disputed items (such determination to be made consistent with this subparagraph 3(e), to include all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral

Auditor by Purchaser and Seller) within thirty (30) days after being retained and such determination will be final, binding and conclusive on the Parties and their respective Affiliates, representatives, successors and assigns. Notwithstanding anything in the Agreement to the contrary, the dispute resolution mechanism contained in this subparagraph 3(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Working Capital Inputs as of the Closing Date for purposes of revising the Portfolio Project Model as set forth in subparagraph 3(f) below, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article X of the Agreement for Losses relating to matters used in determining or calculating the Working Capital Inputs as of the Closing Date (other than the failure to pay amounts, if any, that become due and payable pursuant to subparagraph 3(f) below) or in respect of any of the assets or liabilities that are transferred to or assumed by Purchaser and that were included in the calculation of the Post-Closing Working Capital Adjustment Payment. Within five (5) Business Days following the delivery by the Neutral Auditor to Seller and Purchaser of the Neutral Auditor’s written determination of the amounts of the disputed items of Working Capital Inputs as of the Closing Date, the representatives of the Parties shall meet to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s or Purchaser’s list of Working Capital Inputs as of the Closing Date delivered pursuant to subparagraph 3(b) or subparagraph 3(c) above, as the case may be, as modified by the Neutral Auditor’s determination of the amounts of the specific disputed items; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using the applicable list of Working Capital Inputs as of the Closing Date as modified by the Neutral Auditor.

(f)	Within the applicable period set forth in subparagraphs 3(b), 3(c) or 3(e) above, as applicable, representatives of the Parties shall meet to revise the Portfolio Project Model as follows:

(i)	the representatives of the Parties shall revise the Working Capital Inputs to the Portfolio Project Model to reflect all changes to the Working Capital Inputs; and

(ii)
following the completion of the revisions described in clause (i) and the re-run of the Portfolio Project Model, the Purchase Price shall be set forth in cell “C14” in the worksheet labeled “Purchase Price Calculation” in the Portfolio Project Model, subject to any further adjustment to the Portfolio Project Model arising from changes to the Purchase Price resulting from any Completion True-Up Payment made pursuant to subparagraph 3(g) below or arising from changes to the Purchase Price resulting from any Network Upgrades True-Up Payment made pursuant to subparagraph 3(h) below.

Immediately upon completion of the revision of the Portfolio Project Model as set forth in subparagraphs (i) and (ii) of this subparagraph 3(f), Seller shall calculate the Post-Closing Working Capital Adjustment Payment (which calculation shall, in the absence of manifest error, be binding on Seller and Purchaser) and not later than one (1) Business Day after such calculation is completed, notify Purchaser of the amount of the Post-Closing Working Capital Adjustment Payment (which may be a positive or negative amount). If the Post-Closing Working Capital Adjustment Payment is a positive amount, then Purchaser shall pay in cash to Seller such positive amount. If the Post-Closing Working Capital Adjustment Payment is a negative amount, then Seller shall pay in cash to Purchaser an amount equal to the absolute value of the Post-Closing Working Capital Adjustment Payment. Any such payment in respect of the Post-Closing Working Capital Adjustment Payment will be due and payable within three (3) Business Days after the Seller gives notice to Purchaser of the Post-Closing Working Capital Adjustment Payment as provided in this subparagraph 3(f). Any payments made pursuant to this subparagraph 3(f) shall be treated by the Parties as an adjustment to the Purchase Price for all purposes of the Agreement, including Tax purposes unless otherwise required by applicable Law.

(g)
At Closing Seller shall have deposited, or caused to be deposited, in accounts maintained by each Project Company, the applicable Completion Amount. Not later than five (5) Business Days following the Completion Requirements Achievement Date, Seller shall determine whether (i) the amount of the Completion Costs exceeded the Completion Amount and an additional payment is due to Purchaser from Seller in order to pay such unpaid Completion Costs (an “Additional Completion Payment”) or (ii) any portion of the Completion Amount has not been fully used or reserved to pay Completion Costs (the amount of such unused funds, a “Completion Payment Surplus”). Not later than five (5) Business Days following the Completion Requirements Achievement Date, Seller shall give written notice to Purchaser of either (i) the amount of the Additional Completion Payment due to Purchaser or (ii) the amount of the Completion Payment Surplus, as applicable. Not later than the Business Day that is five (5) Business Days following the date on which Seller gives Purchaser the notice in the immediately preceding sentence, Seller shall pay such Additional Completion Payment to Purchaser or Purchaser shall pay such Completion Payment Surplus to Seller (such payment, whether made by Seller or Purchaser, is the “Completion True-Up Payment” and is set forth in cell “C12” in the worksheet labeled “Purchase Price Calculation” in the Portfolio Project Model). Any and all disputes in respect of the amount of Additional Completion Payments or the Completion Payment Surplus, shall be resolved pursuant to Section 12.15 of the Agreement. Any payment of an Additional Completion Payment to Purchaser shall be treated as a reduction in the Purchase Price and any payment of a Completion Payment Surplus to Seller shall be treated as an increase to the Purchase Price, in each case for all purposes of the Agreement, including Tax purposes unless otherwise required by applicable Law.

(h)
Not later than five (5) Business Days following the receipt by a Nokota Project Company or an Affiliate of a Nokota Project Company of the final invoices issued by Southwest Power Pool, Inc. or Independent System Operator, Inc., as applicable, for the costs of the applicable Network Upgrades, Seller shall notify Purchaser of the amount, if any, of the Network Upgrades True-Up Payment and the Party to which the Network Upgrades True-Up Payment is due to be paid. If a Network Upgrades True-Up Payment is due to Seller (as provided in the definition of Network Upgrades True-Up Payment), then an amount equal to such Network Upgrades True-Up Payment will be paid by Purchaser to Seller on the Network Upgrades True-Up Payment Date. If a Network Upgrades True-Up Payment is due to Purchaser (as provided in the definition of Network Upgrades True-Up Payment), then an amount equal to such Network Upgrades True-Up Payment will be paid by Seller to Purchaser on the Network Upgrades True-Up Payment Date. Any payments made pursuant to this subparagraph 3(h) shall be treated by the Parties as an adjustment to the Purchase Price for all purposes of the Agreement, including Tax purposes unless otherwise required by applicable Law.

PART IV: ADDITIONAL CLOSING DELIVERABLES

1.
Additional Seller Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.2 of the Agreement to be delivered by Seller at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Seller shall deliver to Purchaser the following certificates, agreements and other documents (if “none” is written below, then there are no additional Seller Closing deliverables):

(a)	the A&R Desert Sunlight Company LLC Agreement duly executed by ESI.

2.
Additional Purchaser Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.3 of the Agreement to be delivered by Purchaser at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Purchaser shall deliver to Seller the following certificates, agreements and other documents (if “none” is written below, then there are no additional Purchaser Closing deliverables):

(a)	the A&R Desert Sunlight Company LLC Agreement duly executed by Purchaser.

PART V: ADDITIONAL CLOSING CONDITIONS

1.
Both Parties’ Obligation to Close. In addition to the conditions to each Party’s respective obligations to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.4 of the Agreement, the respective obligations of each Party to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by agreement of Seller and Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.4 of the Agreement):

(a)	FERC 203 Approval with respect to the Desert Sunlight Acquired Companies and the Nokota Acquired Companies is received; and

(b)	SCE Consent is received.

2.
Seller’s Obligation to Close. In addition to the conditions to Seller’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.5 of the Agreement, the obligation of Seller to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.5 of the Agreement):

(a)	none.

3.
Purchaser’s Obligation to Close. In addition to the conditions to Purchaser’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.6 of the Agreement, the obligation of Purchaser to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.6 of the Agreement):

(a)
Seller shall have deposited, or caused to be deposited, (i) the portion of the Completion Amount attributed to each Nokota Project Company in an account maintained by such Nokota Project Company, and (ii) the portion of the Completion Amount attributed to the Javelina Project Company in an account maintained by the Javelina Project Company.

(b)
Seller shall have delivered a Phase I environmental site assessment for the Brady I Project Site, the Brady II Project Site, and the Javelina Project Site, dated not earlier than two (2) months prior to the Closing Date (the “Phase I Reports”) to the Purchaser; and

(c)
The Administrative Services Agreement, effective as of December 30, 2015, between NextEra Energy Resources, LLC and Javelina Wind Energy Holdings, LLC, shall have been amended to reduce the Administrative Fee (as defined therein) to $1.00.

(d)
Purchaser and NextEra Energy Resources, LLC shall have executed, on the Closing Date, a build-out agreement pursuant to which NextEra Energy Resources, LLC shall indemnify the Purchaser in the event that NextEra Energy Resources, LLC or its affiliates develop a new project in close proximity to the Javelina Wind Project that negatively impacts the Javelina Wind Project.

PART VI: ADDITIONAL REPRESENTATIONS AND WARRANTIES
1.    Additional Seller Representations and Warranties:

In addition to the representations and warranties of Seller set forth in Article IV, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article IV of the Agreement):

(a)	none.
2.    Additional Seller Representations and Warranties in respect of the Acquired Companies:

In addition to the representations and warranties of Seller set forth in Article V, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article V of the Agreement):

(a)
NextEra Energy, Inc. (formerly known as FPL Group, Inc.), a Florida corporation (“NextEra Energy”), on its own behalf and on behalf of each of its Affiliates, has released the Nokota Company from any liability that the Nokota Company may have arising out of the Amended and Restated Income Tax Allocation Agreement, effective as of January 1, 2003, executed by NextEra Energy and each of its Affiliates, or as a result of having filed or in the future filing consolidated federal income tax returns with NextEra Energy and its Affiliates, and has agreed to hold the Nokota Company harmless from any such liabilities.

(b)
An Affiliate of Seller has provided a $15,216,033 letter of credit (SMBC # LG/MIS/NY-105114) (the “LC”) to Southwest Power Pool, Inc. (the “LC Recipient”) in respect of the Network Upgrades. Amounts drawn by the LC Recipient against the LC in respect of the Network Upgrades are not, following Closing, reimbursable to Seller (or any Affiliate of Seller) by the Purchaser, the Acquired Companies, NextEra Energy Operating Partners, LP or any of their Affiliates pursuant to the Cash Sweep and Credit Support Agreement or otherwise.

(c)
NextEra Energy, Inc. (formerly known as FPL Group, Inc.), a Florida corporation (“NextEra Energy”), on its own behalf and on behalf of each of its Affiliates, has released the Javelina Company from any liability that the Javelina Company may have arising out of the Amended and Restated Income Tax Allocation Agreement, effective as of January 1, 2003, executed by NextEra Energy and each of its Affiliates, or as a result of having filed or in the future filing consolidated federal income tax returns with NextEra Energy and its Affiliates, and has agreed to hold the Javelina Company harmless from any such liabilities.

3.    Additional Purchaser Representations and Warranties:

In addition to the representations and warranties of Purchaser set forth in Article VI, Purchaser hereby represents and warrants to Seller (if “none” is written below, then there are no additional representations and warranties under Article VI of the Agreement):

(a)	none.

PART VII: ADDITIONAL COVENANTS AND AGREEMENTS

1.	Allocation of Purchase Price.
(a)With respect to the acquisition of the Interests, within ninety (90) days after all adjustments to the Purchase Price pursuant to this Acquired Companies Annex have been completed, Purchaser shall deliver to Seller a schedule (the “Purchase Price Allocation Schedule”) prepared in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder. Thereafter, Seller and Purchaser shall use Commercially Reasonable Efforts to agree, within thirty (30) days of Seller’s receipt of the Purchase Price Allocation Schedule, to an allocation of the Purchase Price among the assets of the Acquired Companies that is consistent with the allocation methodology provided by Section 755 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Notwithstanding the foregoing, in the event Purchaser and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax return, Tax proceeding or audit.
(b)Seller shall cooperate with Purchaser to cause valid elections under Section 754 of the Code (and any corresponding provisions of state and local Tax law) to be in effect for the Acquired Companies for the taxable period in which Purchaser acquires the Interests.
1.    Desert Sunlight Network Upgrades. Seller agrees that, following the Closing, Seller will pay for certain “Network Upgrades” described in Appendix A to the Desert Sunlight Interconnection Agreement that are required to be paid for by the applicable Desert Sunlight Project Company following the Closing Date, which amount is currently expected to be approximately $500,000.
2.    Desert Sunlight Completion Costs. The Desert Sunlight Completion Costs will be $500,000. An Affiliate of Seller has deposited a sum of $500,000 (the “Desert Sunlight Completion Deposit”) with Desert Sunlight Investment Holdings. The Desert Sunlight Completion Deposit is not counted as part of the Estimated Working Capital and will not be counted as part of the Actual Working Capital.
3.    Final Completion Obligations. Seller agrees that, following the Closing, Seller will:
(a)achieve, or cause to be achieved, Final Completion (as that term is defined in Part I of this Acquired Companies Annex); and
(b)pay when due (subject to any rights of dispute set forth in subparagraph 3(g) of Part III of this Acquired Companies Annex) to Purchaser, any Additional Completion Payment (as that term is defined in Part I of this Acquired Companies Annex).
4.    Nokota Final Network Upgrades Obligations. Seller agrees that, following the Closing, Seller will:

(a)	achieve, or cause to be achieved, the Network Upgrades (as that term is defined in Part I of this Acquired Companies Annex); and

(b)	pay any Network Upgrades True-Up Payment (as that term is defined in Part I of this Acquired Companies Annex) due to Purchaser; and

(c)	(or will cause one or more of its Affiliates), to continue to provide (and not revoke) the LC until completion of the Network Upgrades and all required payments in respect thereof have been made.
6.    Phase I Environmental Site Assessment. Notwithstanding anything in the Agreement (including provisions of Article X of the Agreement), Seller shall indemnify Purchaser for any Identified Environmental Losses (the “Environmental Reimbursement”). The Environmental Reimbursement shall not be subject to, nor count towards, any limitation on liability or procedures or other provisions of Article X of the Agreement.

PART VIII: TERMINATION
1.    Termination. The Acquired Companies Acquisition contemplated by this Acquired Companies Annex, and, except as otherwise provided in Section 8.2 of the Agreement, the applicability of the provisions of the Agreement to such Acquired Companies Acquisition, may be terminated, and the transactions contemplated hereby or thereby may be abandoned, as follows:
(i)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by the mutual written consent of Seller and Purchaser at any time prior to the Closing with respect to such Acquired Companies Acquisition having occurred, such termination to be effective as of the date both Seller and Purchaser have signed such written consent;
(ii)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if the Closing with respect to such Acquired Companies Acquisition, shall not have been consummated on or prior to the Outside Date, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that the right to terminate the Agreement with respect to such Acquired Companies Acquisitions under this subparagraph 1(ii) shall not be available to Purchaser or Seller, as applicable, if Purchaser or Seller, as applicable, has breached any of its respective representations and warranties contained in the Agreement with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex or has failed to perform or comply with any of its respective obligations, covenants, agreements or conditions with respect to such Acquired Companies Acquisition required to be performed or complied with by such Party under the Agreement and such breach or failure has been the cause of, or resulted in, the failure of the applicable Closing to occur on or before such date;
(iii)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if there shall be any Law that makes consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, it being agreed that the Parties hereto shall comply with their obligations under Section 7.1 of the Agreement with respect to any adverse determination which is appealable, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement;
(iv)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if Purchaser has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Purchaser contained in the Agreement or in this Acquired

Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Purchaser prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Purchaser continues to exercise such Commercially Reasonable Efforts, Seller may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Seller is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(v)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if Seller has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Seller contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Seller prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Seller continues to exercise such Commercially Reasonable Efforts, Purchaser may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Purchaser is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(vi)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Purchaser fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; or
(vii)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable

Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Seller fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement.
2.    Termination. In addition to the applicable effects of termination of an Acquired Companies Acquisition set forth in Section 8.2 of the Agreement, if the Agreement is validly terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex pursuant to paragraph 1 of this Part VIII, there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates) with respect to the Acquired Companies Acquisitions contemplated by this Acquired Companies Annex, the Agreement shall thereupon terminate with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex and become void and of no further force and effect and the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex shall be abandoned without further action of the Parties, except as provided in Section 8.2 of the Agreement.

PART IX: MODIFICATIONS TO AGREEMENT
The following provisions of the Agreement are amended as follows with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies (if “none” is written below, then there are no modifications made to provisions of the Agreement under this Part IX):

(a)	The first sentence of Section 3.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“With respect to each Acquired Companies Acquisition, subject to the satisfaction of the Closing Conditions applicable to such Acquired Companies Acquisition, or the waiver thereof by the Party entitled to waive the applicable Closing Condition, the closing of the sale of the Interests and the consummation of such Acquired Companies Acquisition (each, a “Closing”) shall take place at the offices of Seller (or at such other place as the Parties may designate in writing) on December 1, 2017 or on such other Business Day thereafter on or prior to the Outside Date that is agreed to in writing by Purchaser and Seller.”

DESERT SUNLIGHT SCHEDULES

Schedule 4.3	Additional Encumbrances on the Interest
Schedule 5.2	Capitalization
Schedule 5.3	Company Consents
Schedule 5.5	Bank Accounts
Schedule 5.9	Taxes
Schedule 5.10	Regulatory Status
Schedule 5.11(a)	Material Contracts
Schedule 5.11(b)	Certain Material Contracts
Schedule 5.11(c)	Material Contracts Not in Effect
Schedule 5.11(d)	Breaches under Material Contracts
Schedule 5.11(e)	Exceptions to Contract Representations
Schedule 5.12(c)	Exceptions to Land Contracts Representations
Schedule 5.12(d)	Unrecorded Encumbrances
Schedule 5.12(i)	Options, Rights of First Offer or Rights of First Refusal
Schedule 5.12(j)	Exceptions to Improvements, Systems and Equipment Representations
Schedule 5.13(b)	Permits
Schedule 5.14(c)	Environmental Matters – Non-Compliance
Schedule 5.14(d)	Environmental Matters – Claims
Schedule 5.14(e)	Environmental Matters – Releases of Hazardous Materials
Schedule 5.15(a)	Exceptions to Intellectual Property Representations
Schedule 5.20	Absence of Certain Changes
Schedule 5.23	Disclosure
Schedule 7.1	Seller Consents and Purchaser Consents
Schedule 7.3	Exceptions to Certain Restrictions
Schedule 7.12	Excluded Items
Schedule K	Knowledge
Schedule PE	Permitted Encumbrances

EXHIBITS

Exhibit A	Form of A&R Desert Sunlight Company LLC Agreement

NOKOTA SCHEDULES

Schedule 4.3	Additional Encumbrances on the Interest
Schedule 5.2	Capitalization
Schedule 5.3	Company Consents
Schedule 5.5	Bank Accounts
Schedule 5.9	Taxes
Schedule 5.10	Regulatory Status
Schedule 5.11(a)	Material Contracts
Schedule 5.11(b)	Certain Material Contracts
Schedule 5.11(c)	Material Contracts Not in Effect
Schedule 5.11(d)	Breaches under Material Contracts
Schedule 5.11(e)	Exceptions to Contract Representations
Schedule 5.12(c)	Exceptions to Land Contracts Representations
Schedule 5.12(d)	Unrecorded Encumbrances
Schedule 5.12(i)	Options, Rights of First Offer or Rights of First Refusal
Schedule 5.12(j)	Exceptions to Improvements, Systems and Equipment Representations
Schedule 5.13(b)	Permits
Schedule 5.14(c)	Environmental Matters – Non-Compliance
Schedule 5.14(d)	Environmental Matters – Claims
Schedule 5.14(e)	Environmental Matters – Releases of Hazardous Materials
Schedule 5.15(a)	Exceptions to Intellectual Property Representations
Schedule 5.20	Absence of Certain Changes
Schedule 5.23	Disclosure
Schedule 7.1	Seller Consents and Purchaser Consents
Schedule 7.3	Exceptions to Certain Restrictions
Schedule 7.12	Excluded Items
Schedule K	Knowledge
Schedule PE	Permitted Encumbrances

JAVELINA SCHEDULES

Schedule 4.3	Additional Encumbrances on the Interest
Schedule 5.2	Capitalization
Schedule 5.3	Company Consents
Schedule 5.5	Bank Accounts
Schedule 5.9	Taxes
Schedule 5.10	Regulatory Status
Schedule 5.11(a)	Material Contracts
Schedule 5.11(b)	Certain Material Contracts
Schedule 5.11(c)	Material Contracts Not in Effect
Schedule 5.11(d)	Breaches under Material Contracts
Schedule 5.11(e)	Exceptions to Contract Representations
Schedule 5.12(c)	Exceptions to Land Contracts Representations
Schedule 5.12(d)	Unrecorded Encumbrances
Schedule 5.12(i)	Options, Rights of First Offer or Rights of First Refusal
Schedule 5.12(j)	Exceptions to Improvements, Systems and Equipment Representations
Schedule 5.13(b)	Permits
Schedule 5.14(c)	Environmental Matters – Non-Compliance
Schedule 5.14(d)	Environmental Matters – Claims
Schedule 5.14(e)	Environmental Matters – Releases of Hazardous Materials
Schedule 5.15(a)	Exceptions to Intellectual Property Representations
Schedule 5.20	Absence of Certain Changes
Schedule 5.23	Disclosure
Schedule 7.1	Seller Consents and Purchaser Consents
Schedule 7.3	Exceptions to Certain Restrictions
Schedule 7.12	Excluded Items
Schedule K	Knowledge
Schedule PE	Permitted Encumbrances